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                                                                 EXHIBIT (a)(14)

                            AMENDMENT NO. 1 TO THE
                         AGREEMENT AND PLAN OF MERGER

          THIS FIRST AMENDMENT ("Amendment No. 1"), dated as of January 20,
                                 ---------------
1999, by and between Compaq Computer Corporation ("Parent") and Shopping.com (the "Company").

                                    RECITALS

          WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of January 11, 1999 (the "Merger Agreement").

          WHEREAS, Parent and the Company have agreed to amend the Merger Agreement as set forth below.

          NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.  Definitions.  Capitalized terms used and not otherwise defined in
              -----------
this Amendment No. 1 shall have the respective meanings assigned to such terms in the Merger Agreement.

          2.  Per Share Amount.  The third recital of  the Merger Agreement
              ----------------
shall be deleted and replaced in its entirety as follows:

          "WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire all of the issued and outstanding shares of common stock, no par value, of the Company for $18.25 per share, net to the seller in cash; and"

          3.  Capitalization.  Section 3.2 (a) of the Merger Agreement shall be
              --------------
deleted and replaced in it entirety as follows:

          "(a) The authorized capital stock of the Company consists of 25,000,000 Shares. As of the date hereof, (i) 8,897,234 Shares are issued and outstanding, (ii) no shares of Company Preferred Stock are issued and outstanding, (iii) pursuant to California law, no Shares are issued and held in the treasury of the
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Company, (iv) 2,727,200 Shares are reserved for issuance pursuant to outstanding
Company Options, and (v) 4,189,276 Shares are reserved for issuance pursuant to outstanding warrants of the Company. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity."

          4.  Representations and Warranties of the Company.  The Company
              ---------------------------------------------
represents and warrants to Parent and Purchaser as follows:

          (a) The Company has full corporate power and authority to execute and deliver this Amendment No. 1. The execution, delivery and performance by the Company of this Amendment No. 1 have been duly authorized by the Company Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 1.9 of the Merger Agreement, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment No. 1. This Amendment No. 1 has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent, this Amendment No. 1 is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and

          (b) The Company Board of Directors, at a meeting duly called and held or by unanimous written consent, has (i) unanimously determined that the Offer

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Price, as adjusted pursuant to this Amendment No. 1, is fair to and in the best interests of the shareholders of the Company, and (ii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Amendment No. 1 and the Merger, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified; and

          (c) The Company has received the opinion of Trautman Kramer & Company dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and the copy of such opinion is manually signed, accurate and complete. The Company has been autho rized by Trautman Kramer & Company to permit the inclusion of such opinion in its entirety in the Offer Documents and the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Trautman Kramer & Company and its counsel.

          5.  Definitions.  "Offer Price" appearing in Section 8.1 of the Merger
              -----------
Agreement shall be deleted and replaced in its entirety as follows:

          "Offer Price" shall mean $18.25 per Share net to the seller in cash, or such increased amount, if any, as Purchaser may offer to pay as contemplated by Section 1.1(a).

          6.  Miscellaneous.
              -------------

              (a) The headings contained in this Amendment No. 1 are for reference purposes only and shall not effect in any way the meaning or interpreta tion of this Amendment No. 1.

              (b) This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

              (c) This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

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          (d) Except as specifically provided herein, the Merger Agreement shall remain in full force and effect. In the event of any inconsistency between the provisions of this Amendment No. 1 and any provision of the Merger Agreement, the terms and provisions of this Amendment No. 1 shall govern and control.

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          IN WITNESS WHEREOF, Parent and the Company have caused this Amendment
No. 1 to the Merger Agreement be duly executed and delivered as of the date first written above.


                           COMPAQ COMPUTER CORPORATION


                           By: /s/ Earl L. Mason
                              --------------------------------------------------
                               Earl L. Mason
                               Senior Vice President and Chief Financial Officer


                           SHOPPING.COM


                           By: /s/ Frank W. Denny
                              --------------------------------------------------
                               Frank W. Denny
                               President and Chief Executive Officer

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